HOUSING & DEVELOPMENT BOARD

Our Ref	: 28097208700
Date	: 04/10/2024
Enquiry Line	: 1800-8663073

CONCORDE SECURITY PTE. LTD.
30 JALAN KURAS
SEMBAWANG HILLS ESTATE
SINGAPORE 577730

Dear Sir/Madam,

OFFER TO RENEW TERM TENANCY FOR THE PREMISES AT
BLK 808 FRENCH ROAD #03-27 SINGAPORE 200808

The expiry date of the current term of tenancy for the above premises is **30/06/2024**.

2 We are offering to renew your tenancy for another 3-year term commencing **01/07/2024** subject to these terms and conditions:-

a) The monthly rent payable is **$2250.00**
b) The GST payable on rent is **$202.50**
c) The service & conservancy charges (SC&CC) is **$479.00**
d) The GST on the service & conservancy charges is **$43.11**

2974.61

e) Payment of rent (inclusive of GST) must be made through GIRO. GIRO will stop the deduction of monthly rent once the term tenancy has expired or Notice to Quit has expired. Any arrears in rent must be settled by e-payment to HDB.
f) Your compliance with the Standard Terms and Conditions for Renewal as attached in Annex A & B. We wish to highlight to you that HDB has revised the Terms and Conditions to the Standard Terms and Conditions for Renewal of Tenancy with effective from 1 Mar 2020. Please read the updated Annex A & B before you sign the Letter of Acceptance for Renewal of Tenancy.
g) For the avoidance of doubt, in addition to the Standard Terms and Conditions for Renewal of Tenancy, you also agree to comply with and be bound by all other terms and conditions which may apply to the above premises, including but not limited to the terms and conditions stipulated in any earlier Tenancy Agreements that you had previously entered into for the above premises.
h) The trade permitted under the new tenancy is **office.**
i) The approved mode of business is **Private Company.**
j) The rent, GST, service and conservancy charges and all fees/charges under the current tenancy must be paid in full.

3 Under the revised Assignment policy effective from 16 Oct 2013, tenancies let out by ebidding or tenancies taken over by assignment will no longer be allowed to assign their tenancies. For Tenants who have rented our premises before 16 Oct 2013, any change(s) made to the tenancy where the original tenants/ partners/ shareholders (as at the commencement of tenancy) ceased to retain at least 51% of shareholding in the tenancy is considered as having assigned the tenancy. If this tenancy change had been carried out, the premises has to be reinstated and returned to HDB.

RECEIVED
11 OCT 2024
BY: J
R

DATE
VERIFY & REQUEST
PMT APPROVE BY →
SIGN →
REMARK/JOB NO

4 Tenant is advised to take up during the tenancy term an adequate insurance policy on all goods and fixtures belonging to or held in trust by the Tenant within the Premises against all loss and damage.

5 HDB is committed to abide by the Fair Tenancy Framework Code of Conduct (CoC) which has come into effect 1 Jun 2021. As part of our commitment, we have also made the following changes to the Terms and Conditions, for your noting.

Clause	Summary of Change
1.39 (clause deleted)	HDB will no longer revise rent within the tenancy term as a result of upgrading works.
2.4A (c) – (f)	In the event of pre-termination due to redevelopment works, tenants will be paid a compensation based on value of tenant's CAPEX works done within the first 2 months of this tenancy term. Invoices and records of such works are to be kept by the tenant and presented for verification upon request.
2.15	The confidentiality clause has been amended slightly to also include HDB.

HDB has also completed the attached checklist on compliance with the CoC, for your reference. For more details and FAQs on the CoC, please refer to the Fair Tenancy Industry Committee website – https://ftic.org.sg.

6 If you accept our offer terms and conditions, please sign the Acceptance Letters (attached) and return them together with the supporting documents (listed in Annex C) and payment for items below. You can make payment to HDB using HDB Reference No via various payment modes as shown below:

- AXS kiosk or AXS e/m-station apps
- eNets Direct Debit e-service on HDB InfoWeb at ht_tp://go.gov.sg/hdb-epayment
- PayNow vis SGQR on HDB InfoWeb at ht_tp://go.gov.sg/hdb-epayment
- Internet banking at banks' website. To select payee "HDB-Commercial Rent & Charges" and input HDB Reference No. for payment.

Deposit for new term of tenancy	$	2974.61
Less : Cash deposit with HDB	$	3080.53
Additional Deposit payable	$	*(105.92)
Stamp fee	$	392.00
Outstanding arrears with HDB (if any)	$	0.00
Penalty fees	$	0.00
Occupational charges	$	0.00
Amount payable	**$**	**392.00**

* Excess deposit will be used to offset rent & GST after tenancy is renewed.

7 Please **MAIL** the Acceptance Letters, supporting documents and receipt for payment within 21 days from date of this letter. The mailing address is Properties & Land Group, 480 Lor 6 Toa Payoh, HDB Hub, Atrium 3rd Storey Singapore 310480. If you need more time to return the documents, please email us via the Feedback Form on our HDB InfoWEB/Mobile@HDB.

8 If you do not wish to renew your tenancy with us for this premises, please notify us in writing and arrange to deliver vacant possession of the premises in accordance with the terms of the tenancy with HDB on or before the expiry of this tenancy.

9 We reserve the right to withdraw this offer prior to the execution of the Acceptance Letter without assigning any reason and also to commence or continue with legal action commenced against you in respect of breach of any term of the current tenancy agreement.

10 If you need clarification on this matter, you can call our toll-free enquiry line at 1800-8663073 for assistance. Thank you.

Yours faithfully

(signed)
ADELYN YEO
SENIOR COMMERCIAL PROPERTIES MANAGER
BUSINESS & CUSTOMER CARE DEPARTMENT
PROPERTIES & LAND GROUP

Enc

☐ Project ☐ Contract ☐ HQ ☐ Others

Items	Amount	Code	BL	Jobs
	2250.00	820		
	479.00	451		
	392.00	403		

Entered by:

Verified by: JY

Checked by: DB

Date: 25/10/2024